SECOND AMENDMENT TO
PURCHASE AND SALE AGREEMENT AND
JOINT ESCROW INSTRUCTIONS

This Second Amendment is made and entered into on July 24, 2008 (the “Effective Date”) by and between by and between RKD Holdings, L.L.C. (“Seller”), and GameTech International Inc. (“Buyer”) and modifies that certain Purchase And Sale Agreement And Joint Escrow Instructions, as amended, (the “Agreement”) between the parties dated March 31, 2008.  Seller and Buyer may be referred to individually as a “Party” or collectively as the “Parties”.  All of the terms and conditions of the Agreement unless expressly rewritten herein, shall remain in full force and effect.

Whereas, Seller and Buyer mutually desire to modify the terms of the Agreement;

Accordingly, the following terms and conditions shall apply as of the Effective Date of this First Amendment.

Section 3 of the Agreement is hereby deleted and replaced in its entirety with the following:

“3. Closing and Extension of Escrow. The terms "Closing" and "Close of Escrow" shall mean the completion of the purchase, exchange of money and documents, recording of the Grant, Bargain and Sale Deed and delivery of possession of the Property to Buyer. The Closing shall take place through Escrow upon satisfaction (or waiver by the appropriate party) of all conditions to Closing set forth herein on or before August 28, 2008 or such later date as the parties may mutually agree in writing. Buyer shall pay to Seller at closing the following per diem for each full day Closing has yet to occur:

For every full day between July 30, 2008 and August 3, 2008, inclusive, two-hundred and fifty dollars ($250) per day.

For every full day between August 4, 2008 and August 8, 2008, inclusive, five-hundred dollars ($500) per day.

For every full day between August 9, 2008 and August 13, 2008, inclusive, seven-hundred and fifty dollars ($750) per day.

For every full day after August 13, 2008, until Closing shall have occurred, one-thousand dollars ($1000) per day.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

“Buyer”                                                                                     “Seller”
GameTech International, Inc.                                                  RKD Holdings, L.L.C.

By: ______________________                                          By: ______________________________

Its: ______________________                                          Its: ______________________________